Exhibit 5.1
[Letterhead of]
C R A V A T H,  S W A I N E  &  M O O R E  L L P
[New York Office]
December 1, 2008
UAL Corporation
Ladies and Gentlemen:
     We have acted as counsel for UAL Corporation, a Delaware corporation (the “Company”), in connection with (i) the registration statement on Form S-3 (Registration No. 333-155794) (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”) of the Company and United Air Lines, Inc., filed with the Securities and Exchange Commission (the “Commission”) and (ii) the Prospectus Supplement, dated December 1, 2008 (the “Prospectus Supplement”), of the Company, filed with the Commission relating to the issuance and sale by the Company of shares of the Company’s common stock, par value $0.01 per share, having an aggregate offering price of up to $200,000,000 (the “Shares”) in accordance with that certain distribution agreement, dated as of December 1, 2008 (the “JPMS Distribution Agreement”), between the Company and J.P. Morgan Securities Inc., as agent (“JPMS”), and that certain distribution agreement, dated as of December 1, 2008 (the “MS Distribution Agreement and, together with the JPMS Distribution Agreement, the “Distribution Agreements”), between the Company and Morgan Stanley & Co. Incorporated, as agent (“MS” and, together with JPMS, the “Agents”).
     In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and the exhibits thereto and such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including, without limitation, (a) the Restated Certificate of Incorporation of the Company, (b) the Amended and Restated Bylaws of the Company and (c) certain resolutions adopted by the board of directors of the Company.
     In rendering our opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.
     Based on the foregoing, we are of opinion that the Shares have been duly and validly authorized and, when issued and delivered by the Company and paid for pursuant to the applicable Distribution Agreement, will be validly issued, fully paid and nonassessable.
     We express no opinion as to any matters governed by any laws other than the General Corporation Law of the State of Delaware. The reference and limitation to “Delaware General Corporation Law” includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on December 1, 2008 and to the incorporation by reference of this opinion in the Registration Statement, and to the reference to our firm under the caption “Legal matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/ Cravath, Swaine & Moore LLP
UAL Corporation
   77 West Wacker Drive
         Chicago, Illinois 60601